Exhibit 21.1

Subsidiaries of the Registrant

1.	Steelcase Canada Ltd., a Canadian corporation

2.	Steelcase Financial Services Inc., a Michigan corporation

3.	Steelcase Development Inc., a Michigan corporation

4.	Revest Inc., a Texas corporation

5.	Steelcase SAS, a French corporation

6.	DesignTex Fabrics, Inc., a New York corporation*

7.	Office Details Inc., a Michigan corporation

8.	Attwood Corporation, a Michigan corporation

9.	Brayton International Inc., a North Carolina corporation

10.	IDEO Product Development Inc., a Michigan corporation

11.	J.M. Lynne Co. Inc., a Michigan corporation*

12.	Metropolitan Furniture Corporation, a California corporation

13.	PolyVision Corporation, a New York corporation

*
Effective as of February 25, 2002, DesignTex Fabrics, Inc. will be merged with and into J.M. Lynne Co., Inc., a Michigan corporation and a wholly-owned subsidiary of Steelcase Inc. J.M. Lynne Co., Inc. will be the surviving corporation, and will on that same day change its name to The DesignTex Group Inc.